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                                                                      EXHIBIT 12


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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

                                                     SIX MONTHS       THREE MONTHS
                                                        ENDED             ENDED
                                                      JUNE 30,           JUNE 30,
                                                        2000               2000
                                                   ---------------    ---------------
                                                         (DOLLARS IN MILLIONS)

Net earnings available for fixed charges:

    Net income before extraordinary charge         $          60.9    $          35.9
    Add: Income taxes                                         39.8               23.4
         Equity income in joint venture                       (1.0)              (1.0)
         Fixed charges                                        41.0               20.4
                                                   ---------------    ---------------
Adjusted earnings                                  $         140.7    $          78.7
                                                   ===============    ===============


Fixed charges                                      $          41.0    $          20.4
                                                   ===============    ===============


RATIO OF EARNINGS TO FIXED CHARGES                             3.4                3.9
                                                   ===============    ===============
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